UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2007

eTELCHARGE.COM
(Exact name of registrant as specified in its charter)

NEVADA	000-304799	75-2847699
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1636 N. HAMPTON, SUITE 270, DESOTO, TEXAS 75115
(Address of principal executive offices)   (zip code)

Registrant’s telephone number, including area code 972-298-3800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240. 13e-4(c))

On January 3, 2008, eTelcharge.com (the “Company” or “eTelcharge”) filed with the Securities and Exchange Commission (the “SEC”) a Form 8-K (the “Original Filing”) under Items 1.01, 2.03, 3.02, 8.01 and 9.01 disclosing its entry into a securities purchase agreement with Golden Gate Investors, Inc. (“GGI”). eTelcharge is filing this Amendment No. 1 to Form 8-K to correct an inadvertent error in the description of the price payable upon conversion of the debenture issued to GGI. Except for this change, no other changes are being made to the Original Filing. Conforming corrections are also being made to eTelcharge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, originally filed with the SEC on April 1, 2008.

Item 3.02. Unregistered Sales of Equity Securities.

On December 28, 2007, eTelcharge.com entered into a securities purchase agreement (the “Purchase Agreement”), with GGI. Under the purchase agreement, eTelcharge issued to GGI a debenture, convertible into eTelcharge’s common stock, in the amount of $1.5 million (the “Debenture”). GGI paid for the debenture by delivering a cash payment of $200,000 and a note for $1.3 million from GGI to eTelcharge. At any time, GGI may convert a portion of the Debenture equal to the amount of cash paid to eTelcharge on the initial issuance of the Debenture and pursuant to payments made under the note from GGI, into common stock at a conversion price equal the lesser of $0.50 per share or 80% of the three lowest Volume Weighted Average Prices (“VWAP”) of eTelcharge’s common stock during the 20 trading days preceding the election to convert. The Debenture further provides for eTelcharge to have the right, but not the obligation, to choose to prepay any portion of the Debenture that the holder has elected to convert, for an amount equal to 120% of such amount, when the VWAP is below $0.05 per share. The Debenture also provides that the holder may not exercise the conversion privilege to the extent that it would acquire “beneficial ownership” of eTelcharge’s common stock of more than 4.99%, which may be increased to 9.99% on not less than 61 days prior notice, or such limitation may be removed entirely on 61 days prior notice by the holder.

Under the Purchase Agreement, GGI is required to purchase up to three additional debentures, each in the amount of $1.5 million, on terms analogous to the Debenture, upon satisfaction of the requirement that the Debenture, and each succeeding debenture which has been issued subsequent to the Debenture, has no more than $250,000 outstanding, i.e., the requirement arises when the prior debenture has been converted or otherwise redeemed so that no more than $250,000 is outstanding. GGI has the right to eliminate its obligations to purchase each of the three additional debentures by a payment of $100,000.

The promissory note delivered by GGI to pay for the Debenture bears interest at the rate of 8% per annum and is payable at maturity, January 31, 2012, with interest payable monthly. Interest on the Principal Amount of the Debenture is also payable monthly, at the rate of 7 ¾% per annum in cash, or at the option of the holder, in shares of eTelcharge’s common stock valued at the then applicable conversion price. The maturity date of the Debenture is December 26, 2011.

The Debenture provides for various events of default, such as failure to pay principal or interest when due, if it is determined that any representations warranties or covenants made in the Purchase Agreement or other related documents were false or misleading, certain insolvency conditions, if eTelcharge’s common stock is no longer traded, if eTelcharge fails to file required reports under the securities laws, if eTelcharge defaults on any indebtedness exceeding $100,000, or if the VWAP of the common shares is $0.01 per share or less during the term of the Debenture. In such event, the Debenture holder would have the right to accelerate amounts due under the Debenture and require immediate redemption of the Principal Amount of the Debenture, at 120% of such amount, or 110% in the case of the default relating solely to the VWAP of the common shares being $0.01 or less.

The Debenture is secured by a pledge of 3,000,000 shares of common stock provided by a stockholder of the Company. The promissory note issued by GGI is secured by all of the assets of GGI.

The Debenture (including the right to convert into common shares), were issued without registration in reliance upon the exemption afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 promulgated thereunder, based on the fact that the Debenture and the shares issuable upon conversion thereof were not sold or offered pursuant to general solicitation, and in reliance upon the representation of GGI as to its status as an accredited investor, that it was purchasing such securities for its own account and not with a view to resale or distribution or any part thereof in violation of the 1933 Act and an acknowledgement by GGI that resale of such securities may not be made unless registered under the 1933 Act or another exemption is available. In addition, such securities bear a legend indicating such restrictions on transferability.

The information contained in this Form 8-K does not constitute an offer of any securities for sale. In addition, the securities issued or issuable in the transactions described above have not been registered under the 1933 Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eTelcharge.com
(Registrant)
Date: June 3, 2008
	By:	/s/ Robyn Priest
Name: Robyn Priest
Title: Senior Vice President Finance